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LEASE CONTRACT FOR REAL ESTATE WITH COMMERCIAL

DESTINATION No. 095


ADDRESS OF THE PROPERTY:       Calle 3 Sur No. 41-65 Of. 803, Car Garages No.
                               30, 31, 32 and 33 "Edificio Banco de Occidente",
                               Medellin, Colombia

OWNER OF THE PROPERTY:         ASSOCIACION DE BANANEROS DE COLOMBIA

                               "AUGURA"

LESSOR:                        ACRECER S.A.

LESSEES:

MAIN LESSEE:                   GLOBAL DATATEL DE COLOMBIA S.A.

JOINTLY LESSEES:               CARLOS ARTURO MEJIA GIRALDO

                               RAFAEL JESUS DELGADO CONTRERAS

RENT PAYMENT:                  $2.800.000 (Two millions eight hundred
                               thousand) per month. Including Administration.

AMOUNT OF THE CONTRACT:        $33.600.000 (Thirty three million six hundred
                               thousand pesos)

TERM OF THE CONTRACT:          24 (Twenty four months)

DATE OF INITIATION:            March 31, 2000

DATE OF EXPIRATION:            March 30, 2002

DESTINATION OF THE PROPERTY:   REPRESENTATION OFFICE


The present lease contract is ruled by the Colombian Commercial Legislation, and in addition, by the following clauses that during its legal effect and further extensions will constitute a law for the parties in virtue of the express statement of their will.

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FIRST: IDENTIFICATION OF THE PARTIES. Between the subscribers as follows:
ACRECER S.A., a corporation with domicile in Medellin, identified with NIT. No. 890.924.789-7, established by public deed No. 565 awarded on March 25, 1980, in Notary 2nd of Medellin, represented in this contract by the Manager Doctor LUIS GUILLERMO PELAEZ CARMONA, of legal age, identified with cedula de ciudadania No.
7.065.645 issued in Medellin, who hereinafter will be called LESSOR, and on the other side: GLOBAL DATATEL DE COLOMBIA S.A., a Corporation with domicile in Santafe de Bogota, identified with NIT No. 800.199.642-5, established by public deed No. 639 awarded on February 23, 1993 in Notary 7th of Santafe de Bogota, with legal representation by its Manager Mr. CARLOS ARTURO MEJIA GIRALDO, identified with cedula de ciudadania No. 10.220.623, who subscribes this contract as MAIN LESSEE and CARLOS ARTURO MEJIA GIRALDO, identified with cedula de ciudadania No. 10.220.623 and RAFAEL JESUS DELGADO CONTRERAS, identified with cedula de ciudadania No. 19.097.295, who subscribes this contract as JOINTLY LESSEES, and whom, as a group will be called LESSEES, the present lease contract has been entered.

SECOND: OBJECT OF THE CONTRACT. Through this contract, LESSOR grants to LESSEES the use of the following real estate: Calle 3 Sur No. 41-65 Of. 803, car garages No. 30, 31, 32 and 33 "Edificio Banco de Occidente" of the city of Medellin.

THIRD: DURATION. The term of operation of this contract will be of 24 months, starting since March 31, 2000. If upon the expiration of this period none of the parties has stated its intention to terminate it, it will be understood as extended for a term equal to that initially agreed, provided that LESSEES have fulfilled the obligations on their charge and the re-adjustments of the rent payment authorized by law or agreed between the parties have been stated.

FOURTH: OBLIGATIONS BY THE LESSOR. LESSOR undertakes to give the rented property to LESSEES. This obligation has been met in the date when this document is subscribed and so, they declare to have received it on full satisfaction along with the elements that embody it, which are detailed in a separate inventory, subscribed by the parties and considered part of this document.

FIFTH: OBLIGATIONS BY LESSEES. 1. To pay the rent payment which will be the amount of $2.800.000 (Two millions eight hundred thousand pesos) a month, including Administration. LESSEES shall pay this price at LESSOR's offices, located at CALLE 115 No. 31A-64 Telephone 266 32 00 of the city of Medellin; the payment shall be made in advance, within the first five (5) days of every monthly period. If the payment is not effected within this term, it will be understood that LESSEES have incurred in delay. The simple tolerance by LESSOR to accept the rent payment after the expiration of the five days, will not be understood as desire

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to modify the term established for the payment. 2. To use the rented property with exclusive destination to: REPRESENTATION OFFICE, and it cannot be used to object different from that agreed. 3. To perform the pertinent locative repairs and in general those of all deterioration produced in the rented property. 4. To restitute the real estate to LESSOR when the contract ends. 5. If LESSEES decide to restitute the property by the end of the term, they will communicate that in writing to LESSOR, with a minimum of thirty (30) days in advance to the restitution of the property, this shall be done with the property completely empty, put at the disposal of LESSOR, and giving to him the corresponding keys. The restitution shall be done in the same condition in which the delivery is performed, but the deterioration caused by the normal wear and tear will be taken into consideration. 6. Payment of utility services: LESSEES will pay their utility services bills invoiced by the entity rendering the service since the moment of the material delivery of the property until the day of the restitution of that property to LESSOR. LESSEES undertake to perform the opportune payment of such bills and to maintain the respective installations and to submit to the regulations of the utility company. If because of negligence by LESSEES any and/or all the services are suspended, they shall pay to LESSOR as indemnification an amount equal to that of the penal clause, in addition of the obligation to pay off their delayed Bills and the expenses required for their re-installation. If the property is submitted to the horizontal property regime, the bill corresponding to administration and maintenance expenses will be on the account of OWNER, in the amount indicated by the Co-owners Assembly. 7. To permit at any time, to LESSOR, the Owner, or to whom these may appoint, to visit the property in order to verify its condition or any other circumstances of interest for them. 8. To pay the highest amount of the building's fire insurance rate, when modified because of the merchandises deposited in the premises or because of the destination that LESSEES are going to give to the property. 9. To agree as for assuming the expenses implied by the present or future provisions from police and hygiene authorities regarding the rented property and in special they undertake to meet the requirements by the Metropolitan Planning Office as for the certificate of location of the business in the rented property, procedures of their exclusive and total responsibility.

SIXTH: SPECIAL PROHIBITIONS FOR LESSEES. LESSEES are forbidden from: 1. Totally sub-lease the rented property. 2. To change either totally or partially the destination of the property. 3. To carry out improvements of any kind in the property without the previous written authorization by LESSOR. In the event that they perform those improvements, these will remain property of the owner of the rented real estate and LESSEES can not remove them or change for their value; all these without prejudice that LESSOR can bring the legal actions for the termination of the contract, assuming as causal that default. 4. To become substituted by other persons in the tenancy relationship, either through transfer of this contract or through any other mean resulting in the mutation of the people that will occupy the property.

SEVENTH: SANCTIONS FOR DEFAULT. The breach or the violation of any of the obligations and prohibitions agreed in the clauses herein, will entitle LESSOR to end this contract and to demand the immediate eviction and delivery of the property. If LESSEES refuse to verify such eviction and delivery in an spontaneous way, LESSOR will act judicially against them through the pertinent proceedings. In addition LESSEES shall pay LESSOR the amount indicated below as penal clause.

EIGHTH: WAIVER TO RIGHTS. LESSEES expressly waiver the following rights: 1. The retention right that in some cases is mentioned by the law in their favor. 2. To demand indemnification or payment for the repairs and/or improvements in the property without the previous and express consent by LESSOR. 3. To demand any amount as commercial premium or "Good Will" upon determination of the present contract. They can not charge any amount for this concept to LESSOR or to the owner of the property. 4. The right to be demanded in a judicial or private basis to be constituted in delay and to end the contract, as well as the right to render the security for the payment indicated in Article 2.035 of Civil Code.

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NINTH: PENAL CLAUSE. The default or violation by LESSEES of any of the obligations or prohibitions herein, will make them jointly debtors of LESSOR, with sanction for the amount of three (3) rent payments in effect at the date of the default, without prejudice that LESSOR can demand on a separate basis the restitution of the property and the indemnification of the prejudices that may be suffered as a consequence of the default.

TENTH: INTERESTS. LESSEES undertake to pay LESSOR interests over any amount of money that they may owe at the end of this contract and during its legal effect, at a banking current interest rate in force in the date, since the day when the amounts are requirable and until the date of the effective payment. In addition, in case of delay in the payment of the obligations acquired here in, LESSEES authorize LESSOR for such information to be supplied to third parties.

ELEVENTH: EXEMPTION OF RESPONSIBILITY. Neither LESSOR nor the owner of the property will be responsible for robbery, damages of any time to that can occur in the rented property, even if in such events intervenes or not people and that with them is directly or indirectly prejudiced LESSEES. Likewise, they will not be responsible for the damages suffered by the merchandises deposited and furniture and other goods in the premises, for causes not attributable directly to their will.

TWELFTH: SOLIDARITY. LESSORS undertake jointly and severally to every and each of the provisions herein, so that LESSOR can make such provisions effective against them according to law.

THIRTEENTH: RENEWAL OF THE CONTRACT. If upon the expiration of the term initially agreed the parties have not stated in writing with minimum thirty (30) calendar days in advance about the intention to end it, the contract will be extended for a term equal to that initially agreed. The rent payment will be readjusted every 12 months of execution of the contract under the same price, as a minimum in a percentage equal or equivalent to the consumer price index certified by DANE for the year immediately previous to the expiration of any annual period over the rent payment in effect. This process will be done during the first two years of operation of the contract. When LESSEES have acquired to the right to renewal in compliance with the provisions of the code of commerce, this will be the process to follow: LESSOR will notify in writing to LESSEES, before the expiration of the last period, about the new conditions regarding term and price in which he is willing to make the contract relationship. LESSEES shall state LESSOR before the expiration of the contract, through written communication, the acceptance or rejection of the new conditions. Silence will be understood as rejection. In both cases, rejection or silence, the verbal process for regulation of the rent payment foreseen in the code of commerce and in the code of civil procedure will be taken into account. For the effects of discussing and agree the conditions regarding the renewal of the contract, it will be understood that each of the co-lessees represents the others before LESSOR.

FOURTEENTH: ALIENATION OF THE ESTABLISHMENT OF COMMERCE. The contracting parts agree that in case of alienation of the establishment of commerce, it will not be understood that in such negotiation is included the lease contract. In case of alienation of the commerce establishment that operates in such property, the acquirer shall state to LESSOR in writing the intention to continue in the property and this latter will decide about the acceptance or not of the new lessees. In this case the parties can really agree the new conditions of the contract.


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FIFTEENTH: TAX ASPECT. The contracting parties make express record that the direct beneficiary of the payments for concept of rent payments is the owner of the rented property and as a consequence the withholding in the source will be practiced to that owner.

SIXTEENTH: AUTHORIZATION. LESSEES authorize expressly LESSOR for this to add to the present document in an unilateral basis and with full validity for all the effects of law, the changes in nomenclature that may occur, as well as the boundaries of the rented property.

SEVENTEENTH: TELEPHONE SERVICE. The rented property includes two (2) telephone lines in request.

EIGHTEENTH: LESSEES in a express and irrevocable basis authorize LESSOR for this to get from any source and report to any data base of the credit and risks centrals about our payment habits and commercial behavior according to the compromises acquired it in virtue of the Lease Contract subscribed between the parties.

As evidence and in acceptance, this document is signed by the parties in the city of Medellin, on March 29, 2000.


LESSOR                                LESSEES

CRECER S.A.                           MAIN LESSEE

NIT No. 890.924.789-7                 GLOBAL DATATEL

LUIS GUILLERMO PELAEZ CARMONA         NIT No. 300.199.642-5

Legal Representative                  CARLOS ARTURO MEJIA

                                      Legal Representative



                                      JOINTLY LESSEES

                                      CARLOS ARTURO MEJIA

                                      C.C. No. 10.220.623


                                      RAFAEL JESUS DELGADO

                                      C.C. No. 19.097.295


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